EXHIBIT 99.1

Plug Power Announces Second Quarter 2008 Financial Results

Company Sets Milestones for Second Half of 2008

LATHAM, N.Y., Aug. 6, 2008 (PRIME NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today provided a progress update and reported its financial results for the second quarter of 2008.

Revenue for the second quarter of 2008 was $4.8 million. This compares with revenue in the same period in 2007 of $4.0 million.

Net loss for the second quarter of 2008 was $22.9 million, or $0.26 per share on a basic and diluted basis, compared with $16.7 million, or $0.19 per share, for the second quarter of 2007.

Included in the net loss for the quarter was $3.6 million in charges associated with implementation of the Company's restructuring plan announced on June 11, 2008, and $1.7 million for an additional impairment charge to the Company's available-for-sale securities portfolio.

"There's been a lot of change at Plug Power over the first half of 2008. We have focused our efforts on planning and restructuring to create a customer- and market-focused organization which emphasizes sales and marketing," said Andy Marsh, president and CEO of Plug Power. "Based on our reorganization, the continued dedication of our employees and the market readiness of our commercial products, we expect to show strong results in the second half of 2008."

During the quarter, Plug Power shipped units to Wal-Mart, which began the next phase of its ongoing trials with Plug Power's GenDrive motive power solution at a distribution center in Ohio. Plug Power also extended its supply agreement with Ballard Power Systems through 2010.

Plug Power is in the process of negotiating agreements with several major utility partners in Europe and North America to begin product testing on its high-temperature GenSys(r) combined heat and power system. Designed as a drop-in replacement for existing furnaces and boilers, the high-temperature GenSys fuel cell system is expected to create value for consumers through lower utility bills and a smaller carbon footprint. The Company also received $500,000 in funding through the New York State Energy Research and Development Authority (NYSERDA) to focus on accelerated engineering and product refinement through the integration of a peak burner into the system, which enables rapid start-up time and lower integration costs into residential and small commercial applications.

"GenDrive is our primary focus for near-term commercialization, but we will invest significant resources in GenSys as well," commented Marsh. "This strategy balances the importance of near-term commercial success with an eye toward entering larger markets in the future."

The Company has established the following milestones for the remainder of 2008:

* Secure 150 to 200 GenDrive orders

* Secure 50 GenCore(r) orders

* Contain net cash used in operating expenses to $55-$60 million for the full year

Product Installations, Shipments and Backlog

Total shipments in the second quarter were 92 units, comprised of 53 GenCore and 39 GenDrive systems.

During the second quarter of 2008, Plug Power received a total of 40 new unit orders. Total product backlog at June 30, 2008, was 244 units. Product orders include firm orders, stocking orders and orders that require certain conditions or contingencies and certain redesign elements to be satisfied prior to shipment, some of which are outside Plug Power's control. The time periods from order receipt to shipment date and from shipment date to installation vary widely and are determined by a number of factors, including the customer contract terms and deployment plan as well as siting, permitting and construction.

Revenue

Product and service revenue was $1.1 million for the second quarter of 2008, while research and development (R&D) contract work contributed $3.7 million to the quarter's revenue total. These amounts compare with $0.7 million for product and service revenue and $3.3 million for R&D contract revenue for the second quarter of 2007. Plug Power defers recognition of product and service revenue and recognizes revenue on a straight-line basis over the service period of each sold system. Deferred revenue was $4.4 million at June 30, 2008. Plug Power expects to recognize substantially all of this deferred product and services revenue over future periods.

Operational Results

Total cost of revenue for the second quarter was $8.6 million, comprised of $2.8 million for product and service cost of revenue and $5.8 million for R&D contract cost of revenue. This compares to total cost of revenue of $9.1 million in the second quarter of 2007, which was comprised of $4.4 million for cost of product and service revenue and $4.7 million for cost of R&D contract revenue.

R&D expenses for the second quarter of 2008 were $8.9 million compared with $8.8 million for the second quarter of 2007.

Selling, general and administrative (SG&A) expenses were $8.4 million (inclusive of the $3.6 million in restructuring charges) for the second quarter of 2008 compared with $5.0 million for the second quarter of 2007.

Cash and Liquidity

Net cash used in operating activities for the quarter ended June 30, 2008, was $16.4 million and an additional $0.5 million was used for capital expenditures. On June 30, 2008, Plug Power had cash, cash equivalents and available-for-sale securities of $127.9 million and net working capital of $124.7 million, compared with $190.8 million and $192.9 million, respectively, at June 30, 2007.

Conference Call

Plug Power has scheduled a conference call today at 10:00 a.m. (EDT) to review the Company's results for the second quarter of 2008. Interested parties are invited to listen to the conference call by calling (877) 407-8291 or (201) 689-8345 for international participants.

The webcast can be accessed by visiting the Plug Power Web site at www.plugpower.com and selecting the conference call link on the home page. The call will be archived on the Company's Web site for a period of time following the call.

About Plug Power

Plug Power Inc. (Nasdaq:PLUG), an established leader in the development and deployment of clean, reliable energy solutions, integrates fuel cell technology into backup, motive and continuous power products for telecommunications, material handling, utility and uninterruptible power supply applications. The Company is actively engaged with private and public customers in targeted markets throughout the world, including North America, Europe, the Middle East, Russia, South Africa and South America. For more information about how to join Plug Power's energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

The Plug Power Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4446

Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding our growth plans. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that the restructuring results in greater restructuring charges or less cost savings; the risk that the FCC does not adopt rules regarding backup power requirements; the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; Plug Power's ability to develop commercially viable energy products; the cost and timing of developing Plug Power's energy products; market acceptance of Plug Power's energy products; Plug Power's ability to manufacture energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power's energy products; the cost and availability of fuel and fueling infrastructures for Plug Power's energy products; Plug Power's ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power's ability to protect its Intellectual Property; Plug Power's ability to lower the cost of its energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power's energy products; and other risks and uncertainties discussed under "Item IA-Risk Factors" in Plug Power's annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission ("SEC") on March 17, 2008, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this communication.

 Plug Power Inc.
 Financial Highlights

 Balance Sheets (Dollars in thousands):
 --------------------------------------
 (unaudited)
                                               June 30,   December 31,
                                                 2008         2007
                                               --------     --------
 Assets
 Current assets:
   Cash and cash equivalents                   $ 24,643     $ 12,077
   Available-for-sale securities                103,239      153,624
   Accounts receivable                            5,690        4,338
   Inventory                                      5,172        5,787
   Government assistance receivable                 205          270
   Prepaid expenses and other current assets      1,237        2,721
                                               --------     --------

      Total current assets                      140,186      178,817

 Property, plant and equipment, net              20,208       21,065
 Goodwill and intangible assets, net             65,723       68,379
 Other assets                                       162          131

                                               --------     --------
      Total assets                             $226,279     $268,392
                                               ========     ========
 Liabilities and Stockholders' Equity
 Current liabilities:
   Accounts payable                            $  2,960     $  4,637
   Accrued expenses                               6,061        5,510
   Deferred revenue                               4,443        3,341
   Other current liabilities                      2,038        1,423
                                               --------     --------

      Total current liabilities                  15,502       14,911

   Other liabilities                              4,516        4,580
                                               --------     --------

      Total liabilities                          20,018       19,491

 Stockholders' equity                           206,261      248,901
                                               --------     --------
      Total liabilities and
        stockholders' equity                   $226,279     $268,392
                                               ========     ========

 Statements of Operations (Dollars in thousands):
 ------------------------------------------------
 (unaudited)
                         Three months ended        Six months ended
                              June 30,                  June 30,
                       ----------------------   ----------------------
                          2008        2007         2008        2007
                       ----------  ----------   ----------  ----------
 Revenue
  Product and
   service revenue     $    1,130  $      676   $    1,981  $    1,138
  Research and
   development contract
   revenue                  3,702       3,331        6,589       5,499
                       ----------  ----------   ----------  ----------
    Total revenue           4,832       4,007        8,570       6,637

 Cost of revenue and
  expenses
   Cost of product and
    service revenue         2,827       4,382        4,465       6,066
  Cost of research and
   development contract
   revenue                  5,758       4,723       10,732       7,376
  Research and development
   expense                  8,858       8,787       18,895      18,085
  Selling, general and
   administrative expense   8,421       4,985       14,882       9,036
  Amortization of
   intangible assets          573         456        1,148         456
                       ----------  ----------   ----------  ----------

    Operating loss        (21,605)    (19,326)     (41,552)    (34,382)

  Interest income and
   net realized gains
   (losses) from the
   sale of available-
   for-sale securities        657       2,644        2,778       6,517
  Impairment loss on
   available-for-sale
   security                (1,698)         --       (4,493)         --
  Interest and other
   expense                   (221)        (45)        (327)        (45)
                       ----------  ----------   ----------  ----------
     Net loss          $  (22,867) $  (16,727)  $  (43,594) $  (27,910)
                       ==========  ==========   ==========  ==========
 Loss per share:
  Basic and diluted    $    (0.26) $    (0.19)  $    (0.49) $    (0.32)
                       ==========  ==========   ==========  ==========
 Weighted average
  number of common
  shares outstanding   88,147,533  86,656,349   88,109,365  86,552,825
                       ==========  ==========   ==========  ==========

CONTACT: Plug Power Inc.
         Media:
           Katrina Fritz Intwala
           (518) 782-7700, ext. 1510
         Investors:
           Cathy Yudzevich
           (518) 782-7700, ext. 1448